Exhibit No. 99.1
News Release

COMMERCIAL METALS COMPANY REPORTS SECOND QUARTER FISCAL 2023 RESULTS

•Second quarter net earnings of $179.8 million, or $1.51 per diluted share
•Core EBITDA of $302.8 million
•Volume and value of North America downstream backlog near all-time highs
•Project bid volumes grew by a double-digit percentage year-over-year, signaling strength in upcoming construction season
•Arizona 2 project start-up on target; expected to begin production in the spring of 2023

Irving, TX - March 23, 2023 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal second quarter ended February 28, 2023. Net earnings were $179.8 million, or $1.51 per diluted share, on net sales of $2.0 billion, compared to prior year period net earnings of $383.3 million, or $3.12 per diluted share, on net sales of $2.0 billion.

During the second quarter of fiscal 2023, the Company recorded a net after-tax benefit of $14.0 million related to the settlement of an incentive resulting from the previous capital investment at CMC's Steel Oklahoma micro mill. This benefit was partially offset by approximately $5.4 million in net after-tax costs associated with ongoing commissioning efforts at Arizona 2. Excluding these items, second quarter adjusted earnings were $171.3 million, or $1.44 per diluted share, compared to adjusted earnings of $187.6 million, or $1.53 per diluted share, in the prior year period. The second quarter of fiscal 2022 included a net after-tax benefit of $195.8 million, primarily related to a gain on the sale of real estate in Southern California. "Adjusted EBITDA," "core EBITDA," "adjusted earnings" and "adjusted earnings per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, said, "CMC achieved strong financial results during the second quarter while managing a number of challenges, including weather-related shipment disruptions in our core geographies, costs associated with a major planned outage and steel product metal margin pressures. These headwinds notwithstanding, our key internal indicators remain positive, signaling a strong outlook for demand conditions in North America during the 2023 construction season and beyond. We are entering spring with record backlog value for this time of year and continue to experience healthy project bid volumes, giving us confidence in the strength of our book of business. Additionally, CMC stands to benefit from sustainable strong

(CMC Second Quarter Fiscal 2023 - 2)

demand from reshoring-oriented industrial projects and public infrastructure work, the more rebar-intensive nature of which represents a long-term tailwind for our business.”

Ms. Smith continued, “The start-up of our Arizona 2 mill by the end of this spring positions CMC to capitalize on these emerging structural trends. We are currently finalizing on-site preparation for commissioning and are excited to ramp up this world-class asset, the first in the world to have merchant bar production capabilities in a continuous process. Together with our fourth micro mill under development in Berkeley County, West Virginia and our Tensar growth platform, we continue to expect that our strategic investments will meaningfully enhance CMC's through-the-cycle cash flows and return on capital, creating substantial value for our shareholders while also enhancing our leadership position in sustainability metrics.”

The Company's balance sheet and liquidity position remained strong as of February 28, 2023. Cash and cash equivalents ended the quarter at $604.0 million, while available liquidity totaled $1.5 billion. CMC repurchased 330,000 shares of common stock during the quarter, returning $17.2 million of cash to shareholders. As of February 28, 2023, $121.8 million remained available under the current share repurchase authorization.

On March 21, 2023, the board of directors declared a quarterly dividend of $0.16 per share of CMC common stock payable to stockholders of record on April 3, 2023. The dividend to be paid on April 12, 2023, marks the 234th consecutive quarterly payment by the Company, and represents a 14% increase from the dividend paid in April 2022.

Business Segments - Fiscal Second Quarter 2023 Review
Demand for CMC's finished steel products in North America remained healthy during the quarter, though construction activity slowed in certain geographies due to weather-related disruptions. Downstream bid volumes, a significant indicator of the construction project pipeline, improved from a year ago, resulting in expansion of contract backlog volume and value levels compared to the prior year period. Demand from industrial end markets, which are important for merchant products, were stable on both a sequential and year-over-year basis.

The North America segment reported adjusted EBITDA of $299.3 million for the second quarter of fiscal 2023, in comparison to $535.5 million in the prior year period. Excluding a $273.3 million gain on the sale of real estate recognized during the prior year period, the current year results represent a 14% increase. The improvement was driven by expanded margins over scrap cost on shipments of steel and downstream products. Controllable costs per ton of finished steel increased compared to the first quarter of fiscal 2023, primarily due to a significant scheduled replacement project that occurred during the quarter, as well as lower fixed cost leverage on seasonally slower shipments. Per unit costs of several key consumables continued to moderate throughout the quarter after reaching a peak late in fiscal 2022.

(CMC Second Quarter Fiscal 2023 - 3)

Shipment volumes of finished steel, which include steel products and downstream products, were relatively unchanged from the prior year period. Volume growth was constrained by weather challenges that included freezing and icy conditions in Texas and Oklahoma and flooding in California. The average selling price for steel products decreased by $56 per ton compared to the second quarter of fiscal 2022, while the cost of scrap utilized declined $90 per ton, resulting in a year-over-year increase of $34 per ton in steel products margin over scrap. The average selling price for downstream products increased by $249 per ton from the prior year period and $19 per ton on a sequential quarter basis.

The Europe segment reported adjusted EBITDA of $12.9 million for the second quarter of fiscal 2023, down 84% compared to adjusted EBITDA of $81.1 million for the prior year period. The decline was driven by higher energy costs, lower metal margins, and a modest reduction in shipment volumes. Europe end market demand was mixed during the quarter. Polish construction activity continued to grow modestly on a year-over-year basis, while industrial production across Central Europe continued to contract. CMC’s advantageous cost position and operational flexibility provided the ability to maintain strong shipment levels. Second quarter of fiscal 2023 volume of 436,000 tons was 20% above the average quarterly level of the last 10 years.

Average selling price decreased by $95 per ton in the second quarter compared to the prior year period, while the cost of scrap utilized declined $55 per ton. The result was a year-over-year decline in margin over scrap of $40 per ton. Average selling price and margin over scrap also decreased on a sequential basis by $36 per ton and $59 per ton, respectively.

Outlook
Ms. Smith said, "We remain confident in our outlook for financial performance in fiscal 2023, and we expect to generate sequential improvement in core EBITDA during the third quarter. North America finished steel product shipments are anticipated to improve from second quarter levels due to normal seasonality, the recovery of volumes delayed by weather disruptions, and the support of a historically high downstream backlog. We expect current and new industrial projects, as well as growing levels of state and federal infrastructure spending, will support CMC's North America volumes in the quarters ahead. In Europe, we anticipate seasonal improvement, and expect shipment levels will remain above the long-term historical average due to the enhanced production capabilities of our facilities.”

Ms. Smith added, "In the third quarter, we look forward to commissioning our Arizona 2 micro mill, representing the next phase of growth at CMC, and we also anticipate that recent North America long steel price increase announcements will stabilize metal margins at historically high levels. At the same time, the third quarter will be impacted by a scheduled upgrade project similar in magnitude to the planned outage taken during the second quarter.”

(CMC Second Quarter Fiscal 2023 - 4)

Conference Call
CMC invites you to listen to a live broadcast of its second quarter fiscal 2023 conference call today, Thursday, March 23, 2023, at 11:00 a.m. ET. Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products and provide related materials and services through a network of facilities that includes seven electric arc furnace ("EAF") mini mills, two EAF micro mills, one rerolling mill, steel fabrication and processing plants, construction-related product warehouses and metal recycling facilities in the United States and Poland. Through its Tensar operations, CMC is a leading global provider of innovative ground and soil stabilization solutions selling into more than 80 national markets through two major product lines: Tensar® geogrids and Geopier® foundation systems.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and organic growth provided by acquisitions and strategic investments, demand for our products, shipment volumes, metal margins, the effect of COVID-19 and related governmental and economic responses thereto, the ability to operate our steel mills at full capacity, future availability and cost of supplies of raw materials and energy for our operations, share repurchases, legal proceedings, construction activity, international trade, the impact of the Russian invasion of Ukraine, capital expenditures, tax credits, our liquidity and our ability to satisfy future liquidity requirements, estimated contractual obligations, the expected capabilities and benefits of new facilities, the timeline for execution of our growth plan, and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans or intentions.

Our forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions,

(CMC Second Quarter Fiscal 2023 - 5)

the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in our filings with the Securities and Exchange Commission, including, but not limited to, in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2022 as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our downstream contracts due to rising commodity pricing; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; the impact of the Russian invasion of Ukraine on the global economy, inflation, energy supplies and raw materials, which is uncertain, but may prove to negatively impact our business and operations; increased attention to environmental, social and governance ("ESG") matters, including any targets or other ESG or environmental justice initiatives; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; impacts from global public health epidemics, including the COVID-19 pandemic, on the economy, demand for our products, global supply chain and on our operations; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance with their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our share repurchase program; financial and non-financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions and realize any or all of the anticipated synergies or other benefits of acquisitions; the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; the impact of goodwill or other indefinite lived intangible asset impairment charges; the impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; our ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; our ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including

(CMC Second Quarter Fiscal 2023 - 6)

scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC Second Quarter Fiscal 2023 - 7)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended					Six Months Ended
(in thousands, except per ton amounts)	2/28/2023	11/30/2022	8/31/2022	5/31/2022	2/28/2022	2/28/2023	2/28/2022
North America
Net sales	$1,640,933	$1,816,899	$1,997,636	$2,033,150	$1,614,224	$3,457,832	$3,267,846
Adjusted EBITDA	299,311	377,956	370,516	379,355	535,463	677,267	803,987

External tons shipped
Raw materials	321	316	359	353	329	637	663
Rebar	425	461	451	505	407	886	849
Merchant and other	236	243	249	274	245	479	502
Steel products	661	704	700	779	652	1,365	1,351
Downstream products	311	382	432	399	327	693	727

Average selling price per ton
Raw materials	$868	$824	$950	$1,207	$1,103	$846	$1,068
Steel products	985	1,020	1,104	1,110	1,041	1,003	1,007
Downstream products	1,418	1,399	1,348	1,244	1,169	1,408	1,126

Cost of raw materials per ton	$639	$598	$717	$908	$834	$618	$800
Cost of ferrous scrap utilized per ton	$346	$325	$387	$472	$436	$335	$432

Steel products metal margin per ton	$639	$695	$717	$638	$605	$668	$575

Europe
Net sales	$355,633	$406,513	$412,264	$484,564	$395,758	$762,146	$724,814
Adjusted EBITDA	12,949	64,505	64,096	120,974	81,149	77,454	160,981

External tons shipped
Rebar	183	204	177	170	172	387	275
Merchant and other	253	269	251	306	278	522	540
Steel products	436	473	428	476	450	909	815

Average selling price per ton
Steel products	$756	$792	$888	$967	$851	$775	$859

Cost of ferrous scrap utilized per ton	$389	$366	$435	$530	$444	$377	$439

Steel products metal margin per ton	$367	$426	$453	$437	$407	$398	$420

(CMC Second Quarter Fiscal 2023 - 8)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)
	Three Months Ended					Six Months Ended
(in thousands)	2/28/2023	11/30/2022	8/31/2022	5/31/2022	2/28/2022	2/28/2023	2/28/2022
Net sales
North America	$1,640,933	$1,816,899	$1,997,636	$2,033,150	$1,614,224	$3,457,832	$3,267,846
Europe	355,633	406,513	412,264	484,564	395,758	762,146	724,814
Corporate and Other	21,437	3,901	(2,835)	(1,987)	(1,094)	25,338	(1,971)
Total net sales	$2,018,003	$2,227,313	$2,407,065	$2,515,727	$2,008,888	$4,245,316	$3,990,689

Adjusted EBITDA
North America	$299,311	$377,956	$370,516	$379,355	$535,463	$677,267	$803,987
Europe	12,949	64,505	64,096	120,974	81,149	77,454	160,981
Corporate and Other	(15,573)	(39,725)	(32,227)	(35,049)	(52,493)	(55,298)	(86,827)
Total adjusted EBITDA	$296,687	$402,736	$402,385	$465,280	$564,119	$699,423	$878,141

(CMC Second Quarter Fiscal 2023 - 9)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended February 28,		Six Months Ended February 28,
(in thousands, except share and per share data)	2023	2022	2023	2022
Net sales	$2,018,003	$2,008,888	$4,245,316	$3,990,689
Costs and operating expenses (income):
Cost of goods sold	1,621,763	1,614,965	3,341,177	3,201,375
Selling, general and administrative expenses	150,427	127,985	306,550	251,563
Interest expense	9,945	12,011	22,990	23,046
Asset impairments	36	1,228	45	1,228
Loss on debt extinguishment	27	16,052	178	16,052
Loss (gain) on sale of assets	315	(273,099)	387	(274,082)
	1,782,513	1,499,142	3,671,327	3,219,182
Earnings before income taxes	235,490	509,746	573,989	771,507
Income taxes	55,641	126,432	132,366	155,304
Net earnings	$179,849	$383,314	$441,623	$616,203

Earnings per share:
Basic	$1.53	$3.16	$3.77	$5.08
Diluted	$1.51	$3.12	$3.71	$5.02

Cash dividends per share	$0.16	$0.14	$0.32	$0.28
Average basic shares outstanding	117,224,517	121,458,196	117,249,266	121,293,030
Average diluted shares outstanding	118,723,259	122,852,410	118,985,098	122,747,981

(CMC Second Quarter Fiscal 2023 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	February 28, 2023	August 31, 2022
Assets
Current assets:
Cash and cash equivalents	$603,966	$672,596
Accounts receivable (less allowance for doubtful accounts of $4,928 and $4,990)	1,263,547	1,358,907
Inventories, net	1,144,268	1,169,696
Prepaid and other current assets	266,365	240,269
Total current assets	3,278,146	3,441,468
Property, plant and equipment, net	2,159,730	1,910,871
Intangible assets, net	248,723	257,409
Goodwill	278,711	249,009
Other noncurrent assets	519,541	378,270
Total assets	$6,484,851	$6,237,027
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$422,814	$428,055
Accrued expenses and other payables	378,572	540,136
Current maturities of long-term debt and short-term borrowings	264,762	388,796
Total current liabilities	1,066,148	1,356,987
Deferred income taxes	303,367	250,302
Other noncurrent liabilities	232,415	230,060
Long-term debt	1,099,728	1,113,249
Total liabilities	2,701,658	2,950,598
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 117,205,307 and 117,496,053 shares	1,290	1,290
Additional paid-in capital	374,440	382,767
Accumulated other comprehensive income (loss)	24,496	(114,451)
Retained earnings	3,716,537	3,312,438
Less treasury stock, 11,855,357 and 11,564,611 shares at cost	(333,802)	(295,847)
Stockholders' equity	3,782,961	3,286,197
Stockholders' equity attributable to non-controlling interests	232	232
Total stockholders' equity	3,783,193	3,286,429
Total liabilities and stockholders' equity	$6,484,851	$6,237,027

(CMC Second Quarter Fiscal 2023 - 11)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Six Months Ended February 28,
(in thousands)	2023	2022
Cash flows from (used by) operating activities:
Net earnings	$441,623	$616,203
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	102,399	82,360
Stock-based compensation	33,624	25,870
Deferred income taxes and other long-term taxes	26,930	34,980
Write-down of inventory	5,532	123
Net loss (gain) on disposals of assets	387	(274,082)
Loss on debt extinguishment	178	16,052
Asset impairments	45	1,228
Other	4,006	712
Settlement of New Markets Tax Credit transaction	(17,659)	—
Changes in operating assets and liabilities, net of acquisitions	(38,158)	(449,078)
Net cash flows from operating activities	558,907	54,368
Cash flows from (used by) investing activities:
Capital expenditures	(289,251)	(191,562)
Acquisitions, net of cash acquired	(65,153)	—
Proceeds from insurance	2,456	3,081
Proceeds from the sale of property, plant and equipment and other	531	309,563
Other	(1,185)	—
Net cash flows from (used by) investing activities	(352,602)	121,082
Cash flows from (used by) financing activities:
Proceeds from issuance of long-term debt, net	—	740,403
Repayments of long-term debt	(160,263)	(313,174)
Debt issuance costs	(1,800)	(2,977)
Debt extinguishment costs	(96)	(13,642)
Proceeds from accounts receivable facilities	74,963	190,730
Repayments under accounts receivable facilities	(77,843)	(215,196)
Treasury stock acquired	(66,323)	(17,010)
Tax withholdings related to share settlements, net of purchase plans	(14,789)	(10,719)
Dividends	(37,524)	(34,011)
Net cash flows from (used by) financing activities	(283,675)	324,404
Effect of exchange rate changes on cash	6,545	(1,283)
Increase (decrease) in cash, restricted cash, and cash equivalents	(70,825)	498,571
Cash, restricted cash and cash equivalents at beginning of period	679,243	501,129
Cash, restricted cash and cash equivalents at end of period	$608,418	$999,700

Supplemental information:
Cash paid for income taxes	$114,585	$133,194
Cash paid for interest	35,036	24,916

Cash and cash equivalents	$603,966	$846,587
Restricted cash	4,452	153,113
Total cash, restricted cash and cash equivalents	$608,418	$999,700

(CMC Second Quarter Fiscal 2023 - 12)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA, core EBITDA and adjusted earnings are non-GAAP financial measures. Adjusted earnings per diluted share is defined as adjusted earnings on a diluted per share basis.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives for, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance and set target benchmarks for annual and long-term cash incentive performance plans.

A reconciliation of net earnings to adjusted EBITDA and core EBITDA is provided below:

	Three Months Ended					Six Months Ended
(in thousands)	2/28/2023	11/30/2022	8/31/2022	5/31/2022	2/28/2022	2/28/2023	2/28/2022
Net earnings	$179,849	$261,774	$288,630	$312,429	$383,314	$441,623	$616,203
Interest expense	9,945	13,045	14,230	13,433	12,011	22,990	23,046
Income taxes	55,641	76,725	49,991	92,590	126,432	132,366	155,304
Depreciation and amortization	51,216	51,183	49,081	43,583	41,134	102,399	82,360
Asset impairments	36	9	453	3,245	1,228	45	1,228
Adjusted EBITDA	296,687	402,736	402,385	465,280	564,119	699,423	878,141
Non-cash equity compensation	16,949	16,675	9,122	11,986	16,251	33,624	25,870
Mill operational start-up costs(1)	6,811	5,574	—	—	—	12,385	—
Settlement of New Markets Tax Credit transaction	(17,659)	—	—	—	—	(17,659)	—
Acquisition and integration related costs and other	—	—	1,008	4,478	—	—	3,165
Purchase accounting effect on inventory	—	—	6,506	2,169	—	—	—
Gain on sale of assets	—	—	—	—	(273,315)	—	(273,315)
Loss on debt extinguishment	—	—	—	—	16,052	—	16,052
Core EBITDA	$302,788	$424,985	$419,021	$483,913	$323,107	$727,773	$649,913
__________________________________
(1) Net of depreciation and non-cash equity compensation.

(CMC Second Quarter Fiscal 2023 - 13)

A reconciliation of net earnings to adjusted earnings is provided below:

	Three Months Ended					Six Months Ended
(in thousands, except per share data)	2/28/2023	11/30/2022	8/31/2022	5/31/2022	2/28/2022	2/28/2023	2/28/2022
Net earnings	$179,849	$261,774	$288,630	$312,429	$383,314	$441,623	$616,203
Asset impairments	36	9	453	3,245	1,228	45	1,228
Mill operational start-up costs	6,825	5,584	—	—	—	12,409	—
Settlement of New Markets Tax Credit transaction	(17,659)	—	—	—	—	(17,659)	—
Acquisition and integration related costs and other	—	—	1,008	4,478	—	—	3,165
Purchase accounting effect on inventory	—	—	6,506	2,169	—	—	—
Gain on sale of assets	—	—	—	—	(273,315)	—	(273,315)
Loss on debt extinguishment	—	—	—	—	16,052	—	16,052
Total adjustments (pre-tax)	$(10,798)	$5,593	$7,967	$9,892	$(256,035)	$(5,205)	$(252,870)

Tax items
International restructuring	—	—	—	—	—	—	(36,237)
Related tax effects on adjustments	2,268	(1,175)	(1,673)	(2,077)	60,274	1,093	59,609
Total tax items	2,268	(1,175)	(1,673)	(2,077)	60,274	1,093	23,372
Adjusted earnings	$171,319	$266,192	$294,924	$320,244	$187,553	$437,511	$386,705
Net earnings per diluted share	$1.51	$2.20	$2.40	$2.54	$3.12	$3.71	$5.02
Adjusted earnings per diluted share	$1.44	$2.24	$2.45	$2.61	$1.53	$3.68	$3.15

Media Contact:
Susan Gerber
(214) 689-4300